TEKTRONIX, INC.
                 NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN

AMENDMENT NO. 2 (Effective June 23, 1999)

Insert:

7.   Election to Receive Chair and Meeting Fees in Common Shares of the Company.

     7.1 Each non-employee director of the Company may elect to receive Common Shares of the Company instead of a cash payment for committee chair fees, committee meeting fees, and board meeting fees (collectively, the "Fees").

     7.2 The election shall be made by delivering a notice of election to the Company Secretary on or before December 20, and shall be effective as to all Fees earned for the next calendar year, beginning January 1 and ending December 31. Once made, an election may be terminated by notice to the Secretary on or before December 20, effective as to all fees earned for the immediately following calendar year.

     7.3 As soon as reasonably practicable, but not more often than once each calendar quarter, the Administrator shall cause to be purchased Common Shares of the Company in the open market in an amount equal to the accumulated Fees since last purchase. The number of shares acquired shall be equal to the accumulated fees, less appropriate commissions and transaction fees, divided by the purchase price of the stock. The Administrator may delay purchases in accordance with paragraph 3.2 (b) above, depending on market conditions and securities law requirements. In the event that shares must be purchased in a fashion requiring multiple purchases at different prices, such purchases shall be allocated in a fashion that treats each director equally.

     7.4 Purchased shares shall be in the name of and distributed to the director, except that if the director has elected to defer receipt of the stock pursuant to the Deferral Plan described in paragraph 3.2(d), the shares shall be delivered to the trustee in accordance with that plan.

     Re-number No. 7, Amendment or Termination: Miscellaneous, to Section 8.